Exhibit 8.2

AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT dated as of July 12, 2006, by and among VANGUARD VARIABLE INSURANCE FUND, THE VANGUARD GROUP, INC., VANGUARD MARKETING CORPORATION and AMERICAN FIDELITY ASSURANCE COMPANY.

WITNESSETH:

WHEREAS, the parties hereto have entered into a Participation Agreement dated as of March 30, 2005 (the "Participation Agreement"), pursuant to which the Sponsor has agreed to make shares of certain Portfolios of the Fund available for purchase and redemption by certain Accounts of the Company in connection with the Company's Variable Insurance Products; and

WHEREAS, the parties desire to modify the Participation Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Participation Agreement.

2. Amendment of Participation Agreement. The Participation Agreement is hereby amended by inserting a new Section 4.10 to read in full as follows:

"4.10	Certain Transactions and Restrictions.

(a) The Company agrees that it will provide, not later than 15 Business Days after receipt of a written request by the Sponsor on behalf of the Fund, the Taxpayer Identification Number of any or all Variable Insurance Product owner(s) and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange transaction by such Variable Insurance Product owner(s) in an Account investing in the Fund through an account maintained by the Company during the specific period covered by the request. The Company further agrees that it will reasonably cooperate with the Sponsor in the event that the Sponsor makes a good faith determination on behalf of the Fund that it is reasonably necessary for the Sponsor to request that the Company disclose the name of the investment professional associated with the Variable Insurance Product owner (if any). In such an event, the Company and the Sponsor shall mutually agree upon the terms and conditions applicable to the Company's disclosure of such information. Unless required by applicable law, rule or regulation, the Sponsor and the Fund agree not to use the information received under this Section for marketing or any other purpose not related to (A) limiting or reducing abusive trading in shares issued by the Fund or (B) collecting purchase or redemption fees (if any).

(b) The Company agrees that it will execute written instructions from the Sponsor on behalf of the Fund, including instructions to restrict or prohibit purchases or exchanges of Fund shares in specific accounts or by or on behalf of specific Variable Insurance Product owners identified by the Fund as having engaged in transactions in Fund shares that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund. Any such instructions by the Sponsor shall include the Taxpayer Identification Number or equivalent identifying number of the Variable Insurance Product owner(s) to which the instructions relate and the specific restriction(s) to be executed. The Company agrees that it will execute any such instructions as soon as reasonably practicable, but not later than 15 Business Days after receipt of the instructions by the Company."

3. No Other Modifications. Except as specifically modified hereby, the Participation Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year first above written.

VANGUARD VARIABLE INSURANCE FUND

By: /s/Heidi Stam
Name: Heidi Stam
Title: Secretary

THE VANGUARD GROUP, INC.

By: /s/Diane E. Reger
Name: Diane E. Reger
Title: Principal

VANGUARD VARIABLE INSURANCE FUND

By: /s/Heidi Stam
Name: Heidi Stam
Title: Secretary

AMERICAN FIDELITY ASSURANCE COMPANY

By: /s/David Carpenter 7-25-2006
Name: David Carpenter
Title: Executive Vice President